JOHN HANCOCK FUNDS II

AMENDMENT TO SUBADVISORY AGREEMENT

WELLINGTON MANAGEMENT COMPANY, LLP

AMENDMENT made as of this 1st day of July, 2015 to the Subadvisory Agreement dated January 1, 2014 (the “Agreement”), between John Hancock Advisers, LLC, a Delaware limited liability company (the “Adviser”), and Wellington Management Company, LLP, a Massachusetts limited liability partnership (the “Subadviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	CHANGE IN APPENDIX A

Appendix A of the Agreement relating to compensation of the Subadviser is replaced in its entirety by the attached Appendix A. Appendix A is amended to decrease the subadvisory fee for the Alpha Opportunities Fund. This Amendment supersedes any prior amendment to the Agreement relating to compensation of the Subadviser.

2.	EFFECTIVE DATE

This Amendment shall become effective on the later to occur of: (i) approval of the Amendment by the Board of Trustees of John Hancock Funds II or (ii) execution of the Amendment.

(THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK ADVISERS, LLC

By:	/s/ Leo Zerilli
Name:	Leo Zerilli
Title:	Senior Vice President & Chief Investment Officer

WELLINGTON MANAGEMENT COMPANY, LLP

By:	/s/ Sarah K. Williamson
Name:	Sarah K. Williamson
Title:	Senior Managing Director

APPENDIX A

The Subadviser shall serve as investment subadviser for each Portfolio of the Trust listed below. The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement with respect to each Portfolio, the fee computed separately for such Portfolio at an annual rate as follows (the “Subadviser Fee”):

Portfolio	First $50 million of Aggregate Net Assets*	Next $150 million of Aggregate Net Assets*	Next $300 million of Aggregate Net Assets*	Next $500 million of Aggregate Net Assets*	Excess Over $1 billion of Aggregate Net Assets*
Investment Quality Bond Fund	xxx%	xxx%	xxx%	xxx%	xxx%
Mid Cap Stock Fund	xxx%	xxx%	xxx%	xxx%	xxx%

Portfolio	First $250 million of Aggregate Net Assets*	Excess Over $250 million of Aggregate Net Assets*
Technical Opportunities Fund	xxx%	xxx%

Portfolio	First $1 billion of Aggregate Net Assets*	Next $1 billion of Aggregate Net Assets*	Excess Over $2 billion of Aggregate Net Assets*
Alpha Opportunities Fund	xxx%	xxx%	xxx%

Portfolio	First $1 billion of Aggregate Net Assets*	Next $1 billion of Aggregate Net Assets*	Excess Over $2 billion of Aggregate Net Assets*
Natural Resources Fund	xxx%	xxx%	xxx%

Portfolio	First $100 million of Aggregate Net Assets*	Next $500 million of Aggregate Net Assets*	Excess Over $600 million of Aggregate Net Assets*
Small Cap Value Fund	xxx%	xxx%	xxx%
Small Cap Growth Fund	xxx%	xxx%	xxx%

*The term Aggregate Net Assets for a given day includes the net assets of a Portfolio of the Trust managed by the Subadviser. It also includes the net assets of one or more other portfolios of the Trust or other trusts managed by the Subadviser as indicated below, but in each case only for the period during which the Subadviser for the Portfolio also serves as the subadviser for the other portfolio(s). For purposes of determining Aggregate Net Assets and calculating the Subadviser Fee for a given day, the net

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assets of the Portfolio and each other portfolio of the Trust are determined by the Custodian as of the close of business on the previous business day of the Trust, and the net assets of each portfolio of each other fund or trust are determined as of the close of business on the previous business day of that fund.

Trust Portfolio(s)	Other Portfolio(s)
Alpha Opportunities Fund	Alpha Opportunities Trust, a series of John Hancock Variable Insurance Trust
Investment Quality Bond Fund	Investment Quality Bond Trust, a series of John Hancock Variable Insurance Trust
Mid Cap Stock Fund	Mid Cap Stock Trust, a series of John Hancock Variable Insurance Trust
Natural Resources Fund	Natural Resources Trust, a series of John Hancock Variable Insurance Trust
Small Cap Growth Fund	Small Cap Growth Trust, a series of John Hancock Variable Insurance Trust
Small Cap Value Fund	Small Cap Value Trust, a series of John Hancock Variable Insurance Trust
Technical Opportunities Fund	Not Applicable

The Subadviser Fee for a Portfolio shall be based on the applicable annual fee rate for the Portfolio which for each day shall be equal to (i) the sum of the amounts determined by applying the annual percentage rates in the table to the applicable portions of Aggregate Net Assets divided by (ii) Aggregate Net Assets (the “Applicable Annual Fee Rate”). The Subadviser Fee for the Portfolio shall be accrued for each calendar day, and the sum of the daily fee accruals shall be paid monthly to the Subadviser within 30 calendar days of the end of each month. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Fee Rate, and multiplying this product by the net assets of the Portfolio. The Adviser shall provide Subadviser with such information as Subadviser may reasonably request supporting the calculation of the fees paid to it hereunder. Fees shall be paid either by wire transfer or check, as directed by Subadviser.

If, with respect to any Portfolio, this Agreement becomes effective or terminates, or if the manner of determining the Applicable Annual Fee Rate changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.

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